FOR IMMEDIATE RELEASE

American Realty Capital Properties Completes Acquisition of Cole Real Estate Investments Creating Largest Net Lease REIT

$11.2 Billion Merger Positions ARCP as Top 15 REIT with Enterprise Value of $21.5 Billion

ARCP's Annualized Dividend Increases to $1.00 Per Share

Merger Follows Successful Completion of $2.55 Billion Senior Unsecured Note Offering

NEW YORK, New York - Feb. 7, 2014 - American Realty Capital Properties, Inc. ("ARCP") (NASDAQ: ARCP) today closed its previously announced purchase of Cole Real Estate Investments, Inc. ("Cole"), positioning ARCP among the top 15 Real Estate Investment Trusts ("REIT") in the MSCI Index and as the largest publicly traded net lease REIT.

Under the terms of the merger agreement, ARCP issued to Cole stockholders 1.0929 shares of ARCP common stock for each Cole share to Cole stockholders who validly elected to receive stock consideration or to those who did not make a valid election, representing 98% of all outstanding Cole shares. The cash election, which was paid to Cole stockholders who made a valid cash election (which represented approximately 2% of outstanding Cole shares), totaled approximately $147 million paid at $13.82 per share, excluding certain payments to Cole executives who elected cash.

As previously announced, Cole stockholders who received stock consideration became eligible for ARCP's February 2014 dividend as record holders on the February 7, 2014 record date. Such dividend will be paid out at an annualized rate of $1.00 per share, or a February 2014 payment of $0.08333 per share. The annualized dividend of $1.00 per share reflects a $0.06 per share increase effective upon the closing of the transaction.

The merger closed one day after ARCP's successful completion of a $2.55 billion unsecured note offering. The notes offering closed on February 6, 2014 and was comprised of three tranches: 3-year; 5-year; and 10-year notes. The bond offering was launched in connection with ARCP's receipt of a corporate investment grade credit rating from Standard & Poor's Rating Services ("S&P") of "BBB-" and the reaffirmation of its corporate investment grade credit rating from Moody's Investors Service ("Moody's") of Baa3. Both S&P and Moody's issued the same respective investment grade credit ratings on the senior unsecured notes offered in the $2.55 billion offering, one of the largest unsecured bond deals in REIT history.

Nicholas S. Schorsch, Chairman and CEO of ARCP, commented, "We were able to accelerate completion of this acquisition because both companies' teams worked tirelessly and collaboratively to get this deal done.   The combined team that was so effective in bringing early closure to this transaction will now become a single, integrated team post-closing.  This team is both highly skilled and highly knowledgeable in the net lease and private capital management ("PCM") spaces. With the closing of the Cole acquisition, we have become one of the leading publicly traded REITs, and the dominant net lease REIT, 61% larger than the closest net lease competitor. With the scale and advantages that come with being a $21.5 billion investment grade credit rated company, we expect to enjoy a significant cost of capital advantage.  We intend to use this low cost, readily available capital to build out our portfolio and to attract and retain exceptional professionals. With only a 2% cash election by Cole stockholders, we take this as a vote of confidence from the Cole stockholders that ARCP can continue to grow its portfolio aggressively while building out its intellectual capital and further to this, its bench strength."

Added David S. Kay, President of ARCP, "Our own self-managed team, pre-closing, was able to successfully execute a $2.55 billion unsecured bond offering and secure from each of S&P and Moody's an investment grade credit rating and a stable outlook. Following closing, the combination of our previously separate management teams provides us a powerful leadership core to firmly establish a solid foundation for the future. With Cole in the fold, we will now focus further on de-levering our balance sheet, broadening our unencumbered asset pool and fine-tuning our duration matching, all this to further enhance the durability of our cash flows."

Lisa E. Beeson, ARCP's Chief Operating Officer, commented, "We have grown this company rapidly yet deliberately, and with due care. Through this acquisition, we expect to benefit from significant synergies, totaling approximately $70 million. The integration has gone smoothly and we are excited to draw from Cole's talent pool as we incorporate into ARCP its PCM and wholesale broker-dealer business lines. With respect to our portfolio, the Cole acquisition creates broader diversification and lengthens our weighted average remaining lease term to 10.5 years."

Brian S. Block, ARCP's Chief Financial Officer, said, "Our plan to optimize our capital structure was further strengthened by the success of our recent bond offering, which allowed us to eliminate high-cost CMBS debt and extend our overall debt maturities. We followed through on our plan to eliminate $1.3 billion of assumed outstanding Cole debt with the $1.3 billion tranche of 2.00% 3-year notes, extend out the maturity of debt underlying $730 million of 5.14% average interest rate, 2-year remaining term CMBS debt with the $750 million tranche of 3.00% 5-year notes and repay a portion of the senior credit facility and fund other Cole transaction expenses with proceeds from the $500 million tranche of 4.60% 10-year notes. This funding allowed us to execute on our pending acquisition of Cole earlier than expected without using any funds from our previously announced Barclays backstop. With this success, we reaffirm our 2014 AFFO guidance range of $1.13 to $1.19 per share."

Benefits of the Transaction

•	Enhanced Scale and Competitiveness: With enhanced scale and balance sheet flexibility, ARCP is well-positioned to compete for transactions whether on a granular basis or of scale, grow and invest in existing relationships, drive a cost of capital advantage and leverage the talents of the combined team. The newly acquired PCM business will add to the revenue of ARCP going forward, enhancing stockholder value and diversifying ARCP's business line.

•	Increased Institutional Coverage and Ownership/Investment Grade Credit Rating: In light of ARCP's growth over the last 11 months, ARCP is now covered by five analysts and expects to receive further coverage in the next several months. S&P's and Moody's assignment of investment grade credit ratings were the result of ARCP's sizable diversified portfolio and credit quality tenant base. ARCP remains poised to further expand its investor base in light of these positive trends.

•	Operational Efficiencies and Expense Reductions: ARCP expects approximately $70 million of combined expense synergies and expense savings by the end of the first year.

•	Cost of Capital Advantage: ARCP's investment grade credit rating allows for significantly lower cost of financing, which is highly accretive to its overall corporate earnings, as demonstrated in the recent execution of a low-cost, three-tranche $2.55 billion bond offering.

Dividends

Former Cole stockholders will participate in ARCP's February 2014 dividend to be paid at an annualized rate of $1.00 per share, becoming record holders of ARCP common stock on the February 7, 2014 record date. Therefore, such former Cole stockholders will receive a February 2014 dividend of $0.08333 per share, in addition to the "stub period" dividend paid by Cole to its stockholders on the day before the closing of the merger.

ARCP stockholders of record on February 6, 2014, the last business day prior to the merger close, received a "stub period" dividend payable pursuant to the merger agreement in an amount equal to $0.08113 per share.

Transfer of Shares

Cole stockholders who received stock consideration received 1.0929 shares of ARCP common stock per Cole share. The transfer of Cole stockholders' shares to ARCP's current transfer agent, Computershare, Inc., is expected to be completed 1 to 3 business days following the closing of the merger. Once Cole stockholders' shares are transferred to Computershare, Inc., each stockholder will have the option to hold those shares with the transfer agent or transfer the shares to a brokerage account of their choice. The newly issued shares of ARCP common stock received by former Cole stockholders are expected to begin trading on The NASDAQ Global Select Market on February 7, 2014. ARCP expects newly issued common shares to be available in former Cole stockholders' accounts on Monday, February 10, 2014 as well.

Post-Merger Portfolio Information

As a result of the merger, ARCP's portfolio now includes nearly 3,700 properties leased to over 1,100 tenants occupying over 100 million square feet in 49 states, the District of Columbia and Puerto Rico. More than 49% of annualized rents are now generated from investment grade tenants. ARCP's portfolio is 99% occupied with an average remaining lease term of 10.5 years.

Addition of Thomas A. Andruskevich and Scott P. Sealy, Sr. to ARCP's Board of Directors

In connection with the closing of the merger, Thomas A. Andruskevich and Scott P. Sealy, Sr. were added to the ARCP board of directors, expanding ARCP's slate of independent directors from four to six. Messrs. Andruskevich and Sealy will join Leslie D. Michelson and William G. Stanley on a newly created Conflicts Committee, which will be charged with approving all material related party transactions, adding an additional best practice for ARCP.

ARCP's Self-Managed Team Strengthened by Cole Closing

In connection with ARCP's successful transition to self-management on January 8, 2014, ARCP added a leading executive management team including David S. Kay as President, Lisa E. Beeson as Chief Operating Officer and Lisa Pavelka McAlister as Chief Accounting Officer. The Cole acquisition adds to the strength of ARCP's team with a diversified group which can help guide ARCP's newly acquired PCM business, wholesale broker-dealer business and the public company alike.

$2.55 Billion Unsecured Note Offering

Through its operating partnership and acquisition subsidiary, ARCP successfully closed on a $2.55 billion senior unsecured note offering on February 6, 2014. The $2.55 billion aggregate principal amount of senior unsecured notes consists of $1.3 billion aggregate principal amount of 2.00% senior notes due 2017, $750.0 million aggregate principal amount of 3.00% senior notes due 2019 and $500.0 million aggregate principal amount of 4.60% senior notes due 2024.

The net proceeds from the offering were used to fund the cash consideration, fees and expenses relating to the merger and repayment of Cole's credit facility. The remaining portion of the net proceeds from the offering will be used to repay amounts outstanding under ARCP's senior credit facility. A portion of the amounts repaid under the senior credit facility are expected to be redrawn to repay approximately $730.0 million of commercial mortgage backed securities and other mortgage obligations.

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, the combined company's plans, market and other expectations, objectives, intentions, as well as any expectations with respect to the combined company and estimates of growth, including funds from operations and adjusted funds from operations and other statements that are not historical facts. Additional factors that may affect future results are contained in ARCP's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, CFO, Treasurer, Secretary and EVP
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: (484-342-3600)	Ph: (212-415-6500)